AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT DATED AUGUST 17, 2009

AMENDMENT NO. 1 (the "Amendment") dated June 9, 2010 to EMPLOYMENT AGREEMENT dated as of August 17, 2009 by and between NeoStem, Inc. (the "Company") and Anthony M. Salerno (the "Employee").

WITNESSETH:

WHEREAS, the Company and Employee entered into that certain employment agreement dated as of August 17, 2009 (the "Agreement") to serve as its Vice President of Strategic Development and Academic Affairs on such terms as set forth in the Original Agreement;

WHEREAS, the Company and Employee wish to amend certain of the terms of the Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The termination date of the Agreement is hereby extended from August 16, 2011 through August 16, 2013.
2. Employee's annual salary is hereby fixed at $190,000.
3. In order to reflect the expanded role taken on by Employee during his tenure at the Company, Employee's title is hereby changed from Vice President, Strategic Development and Academic Affairs to Vice President, Operations and Academic Affairs Employee's duties shall consist of duties typically associated with such position and as may be assigned to him from time to time by the CEO of the Company.
4. All options to purchase shares of common stock, $.001 par value (the "Common Stock") of the Company issued to Employee under the Company's 2009 Equity Compensation Plan (the "Plan") as detailed in Exhibit A hereto, shall immediately vest and become exercisable as of the date hereof and remain exercisable in accordance with the terms of the Plan.
5. Employee is hereby granted an option under the Plan to purchase up to 300,000 shares of Common Stock at a per share exercise price equal to the closing price of the Common Stock on the date of this Amendment which shall be subject to all the terms and conditions of the Plan and shall vest and become exercisable as to 100,000 shares on each of the first, second and third year anniversaries of the date of this Amendment.
6. Employee shall be entitled to a bonus equal to $25,000 no later than August 18, 2010, the one year anniversary of the Original AgreementEmployee shall qualify for an optional annual cash bonus equal to the amount set forth below based on his achievement of annual milestones to be determined by and approved in advance by the Compensation Committee: (i) during the period June 1, 2010 – May 31, 2011 an amount of to 25% of his

annual salary; (ii) during the period June 1, 2011 – May 31, 2012 an amount of up to 30% of his annual salary; (iii) during the period June 1, 2012 – May 31, 2013 an amount of up to 35% of his base salary.

5. Except as otherwise set forth herein, Employee's Original Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has signed this Agreement, all as of the first date above written.

NEOSTEM, INC.

By:
Name: Robin L. Smith
Title: Chairman and CEO

Anthony Salerno